Exhibit D

Consent of Independent Accountants

We hereby consent to the use in this Annual Report on Form 40-F of Fairmont Hotels & Resorts Inc. of our Auditors’ Report and our Comments by Auditors on Canada-United States Reporting Differences dated January 30, 2004 relating to its consolidated balance sheets as at December 31, 2003 and its consolidated statements of income, retained earnings (deficit) and cash flows for each of the three years in the period ended December 31, 2003, which appear in this Annual Report on Form 40-F.

We also consent to the incorporation by reference of our Auditors’ Report and our Comments by Auditors on Canada-United States Reporting Differences dated January 30, 2004 appearing in this Annual Report on Form 40-F for the year ended December 31, 2003 in the following Registration Statements of Fairmont Hotels & Resorts Inc.: F-10 (No. 333-114228), F-9 (No. 33-62424), F-9 (No. 333-11456) and S-8 (No. 333-13960).

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Ontario
May 19, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.